EXHIBIT 23(C)


                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of DPL Inc. of our report dated January 29, 2001 relating to the financial statements, which appears in DPL Inc.'s 2000 Annual Report to Shareholders, which is incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 2000. We also consent to the incorporation by reference of our report dated January 29, 2001 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Dayton, Ohio
December 4, 2001